Exhibit 5.1

Our Ref: NSJ/DP/LTH/201123

Email: nstjean@mctodman.com

Lytus Technologies Holdings PTV. Ltd.

Business Center 1, M Floor
The Meydan Hotel
Nad Al Sheba, Dubai, UAE

13 September 2024

Dear Sir,

Re:	LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. BC# 2033207(the “Company”)

We have acted as British Virgin Islands counsel to Lytus Technologies Holdings PTV. LTD., a corporation formed under the laws of the British Virgin Islands (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to the registration of 9,333,333 common shares of the Company (the “Shares”) for the Company’s 2023 Employee Incentive Plan (the “Plan”).

Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

(a)	A copy of the Registration Statement;

(b)	A copy of the Company’s Certificate of Incorporation issued by the Registrar of Corporate Affairs in the British Virgin Islands on 28 March 2022, certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 20 November 2023;

(c)	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the British Virgin, certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 20 November 2023.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

(d)	A copy of the Memorandum and Articles of Association of the Company as registered and filed with the Registrar of Corporate Affairs in the British Virgin Islands, certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 20 November 2023;

(e)	A copy of the filed resolutions of the Company dated 15 May 2020 increasing the number of shares that the Company is authorised to issue certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 20 November 2023;

(f)	The records of the Company held at the Registry of Corporate Affairs in the British Virgin Islands;

(g)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The documents listed in paragraphs (d) to (i) above inclusive are collectively referred to in this opinion as the “Company Records”.

ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of our search at the Registry of Corporate Affairs. We have also relied upon the following assumptions, which we have not independently verified:

(a)	All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

(b)	The copies of the Company Records are complete and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law.

(c)	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions herein.

OPINION

Based only upon and subject to the foregoing assumptions and the reservations and qualifications set out below, and having regard to such legal considerations as we deem relevant, and under the laws of the British Virgin Islands, we are of the opinion that:

1.	The Company is a company duly incorporated under the Business Companies Act, 2004 of the British Virgin Islands (the “Act”) and validly exists as a BVI business company limited by shares in the British Virgin Islands.

2.	The Company is authorised to issue 230,000,000 shares of one class with a par value of US$0.01 each.

3.	The issue and allotment of the Shares when issued in accordance with the Plan will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

QUALIFICATIONS

(a)	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

(b)	Except as specifically stated herein, we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ McW. Todman & Co.

McW. Todman & Co.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com